Exhibit 5.1

King & Spalding LLP 1l80 Peachtree Street N.E. Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/572-5100 www.kslaw.com

June 4, 2013

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

11695 Johns Creek Parkway

Suite 350

Johns Creek, Georgia 30097

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Guarantor”), and Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Company”), in connection with the proposed registration on a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of $350,000,000 principal amount of 3.40% Senior Notes due 2023 (the “Notes”) of the Company, to be issued in exchange (the “Exchange Offer”) for the Company’s outstanding 3.40% Senior Notes due 2023 pursuant to an indenture, dated as of May 9, 2013 (the “Indenture”), among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”), and the guarantee (the “Guarantee”) of the Guarantor of the Notes, pursuant to the Indenture.

In our capacity as such counsel, we have reviewed the Indenture and form of the Notes, including the notation of Guarantee. We have also reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such review, we have assumed the genuineness of signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies. We have relied, as to the matters set forth therein, on certificates of public officials. As to certain matters of fact material to this opinion, we have relied, without independent verification, upon certificates of the Company and the Guarantor, and of certain officers of the Company and the Guarantor.

Based upon and subject to the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

June 4, 2013

1. the Company is a validly existing limited partnership and in good standing under the laws of the State of Delaware;

2. the Guarantor is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of the State of Maryland;

3. the Notes have been duly authorized by the Company and, when the Notes have been duly executed by the Company, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, such Notes will be legally issued by the Company and will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

4. when the Notes have been duly executed by the Company and the Guarantor, authenticated by the Trustee, and issued and delivered in the Exchange Offer in accordance with the terms of the Indenture, the Guarantee will constitute the valid and legally binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.

The opinions set forth above are subject, as the enforcement of remedies, to bankruptcy, insolvency, reorganization, preference, receivership, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally and to the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought.

This opinion is limited in all respects to the laws of the States of Maryland and New York and the Delaware Revised Uniform Limited Partnership Act, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

With respect to matters governed by the laws of the State of Maryland we have relied, with the consent of such counsel, upon the opinion, dated as of the date hereof, of Venable LLP. Our opinion with respect to such matters are subject to the same qualifications, assumptions and limitations as are set forth in such opinion.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur, in each case, subsequent to the effectiveness of the Registration Statement, which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company and the Guarantor in connection with the matters addressed herein.

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

June 4, 2013

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm as having passed on the validity of the Notes and the Guarantee under the caption “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP

KING & SPALDING LLP